Exhibit 99.1

PRESS RELEASE

U.S. District Court Affirms Chapter 11 Reorganization Plan of

CIRCOR’s Leslie Controls Subsidiary

All Pending Appeals Are Resolved;

Leslie Controls Prepares for Emergence from Bankruptcy

Burlington, MA – February 7, 2011 – CIRCOR International, Inc. (NYSE: CIR) today announced that the U.S. District Court for the District of Delaware has affirmed the U.S. Bankruptcy Court’s confirmation of the amended pre-negotiated Chapter 11 reorganization plan filed by its wholly owned subsidiary, Leslie Controls, Inc. CIRCOR also announced that, in connection with the Bankruptcy and District Court review and approval, all appeals previously lodged by certain of Leslie’s insurers have been resolved, and the amended plan was unopposed.

“This is a great day for Leslie Controls and CIRCOR,” said CIRCOR Chairman, President and Chief Executive Officer Bill Higgins. “With District Court affirmation of Leslie’s reorganization plan and resolution of all pending appeals, we have now achieved the last major milestones in our effort to permanently resolve Leslie’s asbestos liability. We are now completing the formalities necessary for Leslie to legally emerge from bankruptcy. Leslie is a strong business, key to our strategy in the global power markets and a critical supplier to the U.S. Navy.”

Leslie and CIRCOR will fund the Section 524(g) asbestos trust established under the reorganization plan once various closing mechanics are satisfied and the plan becomes effective, whereupon Leslie will emerge from Chapter 11 protection. Leslie and CIRCOR expect these steps to be completed within the next 60 days.

About CIRCOR International, Inc.

CIRCOR International, Inc. designs, manufactures and markets valves and other highly engineered products and subsystems that control the flow of fluids safely and efficiently in the aerospace, energy and industrial markets. With more than 7,000 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands. CIRCOR’s culture, built on the CIRCOR Business System, is defined by the Company’s commitment to attracting, developing and retaining the best talent and pursuing continuous improvement in all aspects of its business and operations. The Company’s strategy includes growing organically by investing in new, differentiated products; adding value to component products; and increasing the development of mission-critical subsystems and solutions. CIRCOR also plans to leverage its strong balance sheet to acquire strategically complementary businesses. For more information, visit the Company’s investor relations web site at http://investors.circor.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. These statements include, but are not limited to, the Company’s expectations related to the process and timing for Leslie Controls’ emergence from bankruptcy. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE “INVESTORS” LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Frederic M. Burditt

Chief Financial Officer

CIRCOR International

(781) 270-1200